UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 1, 2014

BioCorRx Inc.
(Exact name of registrant as specified in its charter)

333-153381

(Commission File Number)

Nevada	26-0685980
(State or other jurisdiction	(I.R.S. Employer
of Incorporation)	Identification No.)

601 N. Parkcenter Drive, Suite 103

Santa Ana, California 92705

(Address of principal executive offices)

(714) 462-4880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Executive Officer

Effective as of the close of business on December 2, 2014 the Board appointed Brady Granier to serve as BioCorRx Inc., a Nevada corporation (the “Company”), Interim Chief Executive Officer, until the Company completes a search for a permanent Chief Executive Officer. Mr. Granier will also continue to serve as Chief Operating Officer and Director. Mr. Granier, age 42, has been a director of the Company since March 2013 and is currently the Chief Operating Officer of the Company. During the twelve years prior to joining BioCorRx, Mr. Granier had been involved in sales management, media sales and business development. Mr. Granier was employed at Clear Channel Media & Entertainment (“CCME”), where he had served in several positions from Account Executive to Director of Business Development and Local Sales Manager. Mr. Granier has also served as the Healthcare Category Manager for the Los Angeles division of CCME, the largest media company in the United States. During his tenure at CCME and other media companies, Mr. Granier worked on marketing campaigns for local businesses and physicians, as well as for National brands such as Neutrogena, New Line Cinema, Paramount Pictures, Samsung, AT&T, Coke, Dr Pepper, Hansen’s, Honda, MGM, Universal Studios and more. He also managed endorsements on the radio for Ryan Seacrest. In 2006, Mr. Granier received the coveted Pinnacle Award from CCME for being the top sales executive in the Western region. While serving as Director of Business Development, Mr. Granier grew new business by 49% in his first year in that role.

In connection with his appointment as Interim Chief Executive Officer, Mr. Granier will continue to receive a base salary at an annualized rate of $75,000.

Appointment of Chairman of the Board

Effective as of the close of business on December 1, 2014 the Board appointed Neil Muller as the Company’s Chairman of the Board. Mr. Muller replaces Jorge Andrade Jr. as Chairman of the Board. Mr. Muller, age 55, has been a director of the Company since September 2010 and is currently the President of the Company.

Departure of Directors or Certain Officers

On December 1, 2014, Jorge Andrade Jr. resigned from the positions of Director and Chairman of the Board of the Company, effective immediately on such date.

Item 9.01 Exhibits

None

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCORRX INC.

Date: December 3, 2014	By:	/s/ Lourdes Felix
Lourdes Felix
Chief Financial Officer and Director